Exhibit 10.9

December 3. 2020

Greg Rochlin
Via Email

Dear Greg.

TerrAscend Corp. is pleased to extend your offer as Chief Executive Officer of Terrascend East Coast Region reporting to Jason Ackerman. Executive Chairman and CEO of TerrAscend Corp. This position is a full-time, exempt-level position which commenced on or about November 2019 at one of TerrAscend’s east coast locations and shall be in effect at least until January 1, 2024 (3 additional years).

Your responsibilities and duties are to be continued in the same manner as they have been performed at Ilera. You arc expected to have additional responsibilities throughout TerraAscend’s US operations to lead all business activities that are located in US, east of the Mississippi River (the “East Coast Operations”), or other added or reduced responsibilities mutually agreed by you and Jason Ackerman:

Base Compensation

Your base compensation will be $20,833.33 per semi-monthly pay period ($500,000 if annualized). Your position is classified1 as exempt under the federal and state wage and hour laws, meaning that you will not be eligible for overtime pay in connection with your employment. You will be paid in accordance with the Company’s standard payroll schedule and practices, including compliance with mandatory and authorized withholding and deductions. Future salary progression, if any, is discretionary.

Bonus Compensation

It is our understanding that llera Pennsylvania business currently has a bonus program for the CEO for 2019 and 2020 which shall remain in place through the term of this agreement and be funded by llera. Such bonus plan available to you is equal to 2% of llera Pennsylvania EBITDA for each calendar year with such bonus having an EBITDA Cap of S100 million (maximum of a $2 million bonus) and amounts earned of EBITDA between $75m to $100m shall be payable as company RSU’s at the end of the annual audit cycle, and amounts up to $75 million is payable in cash quarterly. For clarification, only EBITDA for Pennsylvania shall be included in the bonus calculation. In order to receive a bonus payment (or any portion thereof), you must be a current employee of the Company In good standing through the later of 12/15 of such calendar year or the relevant calendar period for the bonus calculation. Such bonus will be paid quarterly 30 days after the quarter end and closing of the book and 60 days after the year end to allow for final annual dosing. Once the cap on cash is hit, remainder will be issued in RSU’s at the end of the annual cycle.

Stock Option Plan Participation

As additional compensation and subject to the approval of the Board. You have been granted an additional 1,500,000 stock options, in accordance with the TerrAscend Stock Option Plan.

The exercise price per share will be equal to the fair market value of the option on the date that it is granted. Stock options will vest in equal increments on Dec 31st 2021, Dec 31st 2022 and Dec 31st 2023, provided that you are employed by the Company.

Trading in TerrAscend Stock. TerrAscend has specific rules with respect to trading in TerrAscend shares. Employee agrees to only purchase or sell TerrAscend stock in compliance with such policies and procedures, which include black-out periods as set forth in the Company’s Insider Trading Policy

If there is any discrepancy between the brief outline of the plan provided herein and the TerrAscend Stock Option Plan document, the Plan document will prevail, except to the extent related to the required relationship with the Company for vesting.

Benefits

The Company is proud to offer a competitive group benefits package. You and your eligible dependents may participate in all employee benefits generally available to other employees, subject to the terms and availability of such benefits. Should you accept this offer of employment, detailed information about these benefits and benefits enrollment instructions will be provided to you.

You will begin accruing Paid Time Off (“PTO”) hours immediately upon employment. Paid Time Off accrues incrementally on a semi-monthly basis, up to a maximum accrual level of 4 weeks. Such time IS not inclusive of the following paid holidays: New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day PTO eligibility, accrual and usage is subject to the Company’s Paid Time Oft Policy PTO may be used for any purpose and will carry over up to a cap of 1.5x your annual allotment. Accrued but unused PTO will be paid upon termination in accordance with applicable law

You will also be eligible for reimbursement of reasonable business and travel expenses, included but not limited to: standard business development activities; cell phone usage; laptop/notebook equipment; approved conferences/seminars; and approved professional development activities. These benefits are subject to TerrAscend’s normal business expense accounting policies and procedures. For purposes of clarification of this section, you will be entitled to reimbursement for up to $1,000 per week of extraordinary travel expenses.

At-Will Employment

Employment with the Company is considered “at will.” This means that both the employee and the Company have a voluntary employment relationship. You may choose to terminate the at-will employment relationship at any time upon two weeks’ advance notice, and the Company may do so immediately, for any reason, with or without Cause.

Termination by the Company for Cause: The Company Has the right, at any time, to terminate your employment under this Agreement for cause in which case you shall have no entitlement to any notice or pay in lieu thereof including severance. For purposes of this Agreement, “Cause” shall mean: (i) A charge by a law enforcement officer for, conviction of. or entrance into an admission, plea bargain, plea of no contest, or plea of nolo contendre to, a felony of any kind, or a charge by a law enforcement officer for, conviction of, or entrance into an admission, plea bar gain, plea of no contest, or plea of nolo contendre to a misdemeanor involving fraud, dishonesty or an act of moral turpitude, notwithstanding the prior statement this would not apply to any a charge by a law enforcement officer, conviction of, or entrance into an admission, plea bargain, plea of no contest, or ple3 of nolo contendre to, a felony of any kind, or a misdemeanor involving trade in cannabis; (ii) the willful commitment of any act of dishonesty in connection with your employment with the Company, or other gross misconduct, or gross incompetence or gross neglect of duty; (iii) material breach of this Agreement as determined by a court of competent Jurisdiction; (iv) willful failure or refusal to materially comply (to the best of your ability) with any of the Company’s written policies and procedures, Including the Company’s Standard Operating Procedures and Policies, or any specific lawful direction of the Company provided that to the extent such refusal or failure is susceptible to cure, it is not fully, completely, and permanently cured to the best of your ability within thirty (30) business days after notice by Company to you; or (v) the commitment of any act which in the reasonable opinion of the Board of Directors is materially detrimental to the business or reputation of the Company or otherwise materially prejudices the interests of the Company For purposes of this definition, no action or inaction will be considered ‘‘willful” unless done or omitted to be done without good faith or without your reasonable belief that the action or omission was in the best interests of the Company.

Severance

For the purpose of this Agreement, the term “Good Reason” means the occurrence of any of the following events without your consent: (i) a significant reduction of your compensation; or (ii) a material diminution of your authority, duties, or responsibilities.

In the absence of Cause, the Company may at its sole discretion terminate your employment, or you may resign for Good Reason, and in such event the Company’s obligations shall, upon your signing of s release for a termination without Cause, be:

(i)             to provide you with monthly severance payment over the following six (6) months of Annual Salary. All payments are subject to applicable payroll taxes and deductions (the “Severance Payment”).

(ii)            In addition to the Severance Payment, your remaining unvested Options will immediately vest on a pro-rata basis based upon the number of months worked since the grant compared to the 36-month total vesting period under the Options, subject to the terms of the TerrAscend Corp SOP.

(iii)          The Company will reimburse you for payments made to continue your health Insurance under COBRA for the same number of months as determines your Severance Payment in (ii) above (so will be six months after the first full year of service).

In the event you are terminated by the Company for Cause, or you resign your employment without a Good Reason, you will be paid your base compensation through your date of termination, plus any accrued but unused PTO in accordance with applicable law. Aside from such payments, you will not be entitled to receive any other payments or benefits from the Company unless required by law and all rights you may have under TerrAscend’s Stock Option Plan, (except with regards to already vested options), Equity Incentive Plan or similar plans shall terminate in accordance with their respective terms.

No one at the Company is authorized to verbally alter the employment-at-will status of any individual. You also agree that the terms of this offer letter supersede any prior discussions or documents relating to your potential employment at the Company.

Other Important Information

This offer of employment is contingent upon your execution and submission of the both a Noncompetition and Non-Solicitation Agreement as well as a Non-Disclosure Inventions and Assignment Agreement, which have already been executed.

This Agreement, for all purposes, shall be construed in accordance with the laws of New York without regard to conflicts of law principles.

In order for this offer of employment to remain valid, please do the following within three (3) business days of the date of this letter:

☐	Read and sign this offer letter where indicated below.

☐	Read and sign the documents attached.

☐	Scan and email the completed, signed documents to me at: jhalligan@terrascend.com

Within three (3) business days of your employment date, please be prepared to present acceptable documentation of your authorization to work in the United States, if you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact the undersigned.

We look forward to you joining the team at TerrAscend and we wish you much success in your new position.

Sincerely,

TerrAscend USA Inc., its CEO

Jason Ackerman
Chief Executive Officer

Candidate Acceptance:

By my signature below. I hereby accept the offer of employment with WDB Management PA LLC as outlined in this letter. I acknowledge and understand that employment with the company is at will, and that nothing contained in this letter or in any of the attachments constitutes an employment contract or a guarantee of employment for any definite period of time.

/s/ Greg Rochlin	12/14/2020
Signature	Date signed

Greg Rochlin
Printed Name

Attachments:

(1.) Anti-Harrassment Policy

/s/ Jason Ackerman
CFO

Jason Ackerman

12/4/2012

2020 /s/ GJR